EXHIBIT 4.50.1

AMENDMENT
TO
12% SUBORDINATED PROMISSORY NOTE AND WARRANT PURCHASE AGREEMENT

THIS AMENDMENT TO 12% SUBORDINATED PROMISSORY NOTE AND WARRANT PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of October 25, 2005, by and among e.Digital Corporation, a Delaware corporation (the “Company”), and each of those persons and entities, severally and not jointly, whose names are set forth on the Schedule of Purchasers attached hereto as Exhibit A (which persons and entities are hereinafter collectively referred to as “Purchasers” and each individually as a “Purchaser”).

R E C I T A L S

A. Whereas, the Company has previously entered into that certain 12% Subordinated Promissory Note and Warrant Purchase Agreement dated on or about July 1, 2004 (the “Agreement”) and, in connection therewith, issued to Purchasers certain 12% Subordinated Promissory Note (individually, a “Note” and collectively, the “Notes”) and certain Stock Purchase Warrants of even date (individually, a “Warrant” and collectively, the “Warrants”);

B.  Whereas, holders of at least fifty-one percent (51%) in the aggregate principal amount of the Notes outstanding may amend, modify and/or waive certain requirements and obligations of the Company under the Agreement and bind all Purchasers with respect to such amendment, modification and waiver;

C. Whereas, the Company desires to amend, modify and/or waive certain requirements and obligations of the Company under the Agreement and Purchaser, consents to such modification as set forth herein.

NOW, THEREFORE, for a valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.  Aggregate Principal Amount. The Company is hereby authorized to issue an additional $500,000 in principal amount of Notes. In connection therewith, the aggregate principal amount of Notes referenced in (i) the first unnumbered Recital and (ii) Section 7 of the Agreement, is hereby increased from $1,000,000 to $1,500,000. Section 2.3 is hereby revised to delete the phrase “June 30, 2004” and replace it with November 30, 2005.” No increase in the number of Warrants is authorized by this Amendment.

2.  Amendments to Note. Exhibit B is hereby deleted in its entirety and replaced with the Amended and Restated 12% Subordinated Promissory Note attached hereto as Exhibit A. Purchasers hereby consent to the revised terms contained therein including, without limitation, (i) a “Maturity Date” of December 31, 2006, (ii) amended “conversion” rights and (iii) a royalty to be paid solely to the purchasers of the additional $500,000 in Notes (the “Additional Notes”) as consideration for the additional financing necessary for the development of the Company’s new MedeViewer product, which shall, in the aggregate, shall be equal to up to Twenty Dollars ($20.00) for each MedeViewer sold for a period of three years (the “Royalty”). Purchaser hereby consents to the payment of the aggregate Royalty to the holders of the Additional Notes pro rata. Purchaser understands that Purchaser will not receive the Royalty unless Purchaser is a purchaser of Additional Notes.

3.  Effective Amendment. Except as expressly modified, altered or supplemented herein, all of the provisions of the Note remain in full force and effect; provided, however, that in the event of any conflict between the provisions of the Note and the provisions of this Amendment, the provisions of this Amendment shall control.

4.  Counterparts. This Amendment may be executed in two or more counterparts each of which shall be deemed an original but all of which taken together shall constitute but one and the same Amendment.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment to 12% Subordinated Promissory Note and Warrant Purchase Agreement as of the date first above written.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE
TO
AMENDMENT
TO
12% SUBORDINATED PROMISSORY NOTE AND WARRANT PURCHASE AGREEMENT

“COMPANY”	“PURCHASER”
E.DIGITAL CORPORATION
13114 Evening Creek Drive South	Name
San Diego, California 92128
By: ____________________________
By: ____________________________
Robert Putnam	Title: ____________________________
Senior Vice President and Secretary
Address: ____________________________

2

EXHIBIT A
NOTE SERIES 04-A

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS, AND IS A “RESTRICTED SECURITY” AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT. THIS NOTE MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

THIS NOTE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THAT CERTAIN 12% SUBORDINATED PROMISSORY NOTE AND WARRANT PURCHASE AGREEMENT (“PURCHASE AGREEMENT”) THEREFOR BETWEEN THE COMPANY AND THE ORIGINAL HOLDER HEREOF.

(ALL AMOUNTS IN U.S. DOLLARS)

E.DIGITAL CORPORATION

AMENDED AND RESTATED
12% SUBORDINATED PROMISSORY NOTE

Due December 31, 2006

Note Date: _________________	US$_____________. [00]
San Diego, California

FOR VALUE RECEIVED, e.Digital Corporation, the undersigned Delaware corporation (together with all successors, the “Company”), hereby promises to pay to the order of

Payee:
or his, her or its successors or assigns
(collectively, “Noteholder”) at

Address:

or at such other address or addresses as Noteholder may subsequently designate in writing to the Company, the principal sum of ________________ and NO/100 Dollars ($______________.00), due and payable in one installment on December 31, 2006 (“Maturity Date”), plus simple interest thereon at the rate of twelve percent (12.00%) per annum, in lawful monies of the United States of America. Interest shall be paid in monthly installments on or before the first day of each month, computed on the basis of a 360 day year and a 30 day month. If the Maturity Date should fall on a weekend or national holiday, payment shall be due on the following business day. This Note is one of a duly authorized issue of Notes of the Company designated as its 12% Subordinated Promissory Notes (herein called the “Notes”), limited in aggregate principal amount to $1,500,000.

1.  Payment. Any payment shall be deemed timely made if received by Noteholder within fifteen (15) calendar days of the due date. Payments received shall be imputed first to late or penalty charges, if any, then due, next to interest payments then due, and next to the remaining unpaid principal balance.

An “Event of Default” occurs if (a) the Company does not make the payment of interest or principal of this Note when the same becomes due and payable and such default shall continue for a period of fifteen (15) calendar days, (b) the Company fails to comply with any of its other agreements in this Note that do not otherwise have separate remedies or provisions and such failure continues for the period and after the notice specified below, (c) pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined), the Company: (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property or (iv) makes a general assignment for the benefit of its creditors or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary case; (B) appoints a Custodian of the Company or for all or substantially all of its property or (C) orders the liquidation of the Company, and any order or decree remains unstayed and in effect for a period of sixty (60) days. As used herein, the term “Bankruptcy Law” means Title 11 of the United States Code or any similar federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

A default above is not an Event of Default until the holders of at least 25% in aggregate principal amount of the Notes then outstanding notify the Company of such default and the Company does not cure it within sixty (60) days after receipt of such notice, which must specify the default, demand that it be remedied and state that it is a “Notice of Default.” If an Event of Default occurs and is continuing, the Noteholder hereof by notice to the Company, may declare the principal of and accrued interest on this Note to be due and payable immediately; provided, however, that the holders of at least 51% in aggregate principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul such declaration and its consequences.

2.  Prepayment. The Company may prepay this Note at any time and from time to time, in whole or in part, without the prior written agreement of Noteholder, upon payment of a prepayment fee equal to thirty days’ interest (on the portion of principal that is being prepaid). Any prepayment of this Note shall be applied first against any prepayment fee, then against accrued interest and then against principal. Upon payment in full of the principal amount of this Note and interest thereon, the Noteholder shall surrender this Note for cancellation. The Company shall only make principal reductions or prepayments pro rata among the Noteholders of this series. Likewise any Noteholder who receives any payments or proceeds from any enforcement of a security interest or any distribution in connection with a bankruptcy, liquidation, reorganization, dissolution, winding-up or similar proceedings, shall be obligated to pro rate such amounts among the other Noteholders of this series as provided in the Purchase Agreement between the Company and the original holder hereof.

3.  Intercreditor Agreement. Relationships between the Noteholder and each of the other Noteholders shall be determined pursuant to the intercreditor agreements set forth in Section 7 of the 12% Subordinated Promissory Note and Warrant Purchase Agreement of even date (the “Purchase Agreement”) and Sections 1 and 2 herein on a pari passu basis.

4.  Warrants. This Note is being issued in conjunction with certain warrants. A portion of the original issue price of this investment unit (consisting of this Note and its associated warrants) has been allocated to these warrants. The original issue price of this Note is therefore less than its principal amount. Because the excess of the principal amount of this Note over its original issue price is less than (a) one-quarter of one percent of this Note’s principal amount (b) multiplied by the number of complete years to this Note’s maturity, this Note will not have “original issue discount” as that phrase is defined for United States income tax purposes. Any Noteholder may contact the Company’s Chief Financial Officer, Treasurer or Chief Accounting Officer at its principal office (or such other address as the Company shall subsequently furnish to the Noteholder) for further information concerning the computation of original issue discount under the terms of this Note.

5.  Conversion.

5.1 Voluntary Conversion. Any Noteholder of this Note has the right, at the Noteholder’s option, at any time beginning forty-eight (48) hours after the date of the Note, and prior to payment in full of the principal balance of this Note at Maturity or any prepayment date, to convert this Note, in accordance with the provisions of Section 5.2.1 hereof, in whole or in part, into fully paid and nonassessable shares of common stock, $.001 par value per share, of the Company (the “Common Stock”). The number of shares of Common Stock into which this Note may be converted (“Conversion Shares”) shall be determined by dividing the aggregate principal amount of the Note by the Conversion Price (as defined below) in effect at the time of such conversion. The initial Conversion Price shall be equal to nineteen cents ($0.19).

5.2 Conversion Procedure.

5.2.1 Notice of Conversion Pursuant to Section 5.1. Before the Noteholder shall be entitled to voluntarily convert this Note into shares of Common Stock, it shall surrender this Note at the office of the Company and shall give five day advance written notice by mail, postage prepaid, to the Company at its principal corporate office, of the election to convert the same pursuant to this Section 5.2, and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. Unless waived by the Company in its sole discretion, the minimum conversion amount accepted by the Company for conversion hereunder shall be the lesser of: a $25,000 principal balance on the Noteholder’s Note, or the remaining principal balance on the Noteholder’s Note. The Company shall, as soon as practicable after the fifth day from the date of the written notice, issue and deliver at such office to the Noteholder of this Note a certificate or certificates for the number of shares of Common Stock to which the Noteholder of this Note shall be entitled as aforesaid. Such conversion shall be deemed to have been made on the close of business on the fifth day from the date of written notice, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

5.2.2 Delivery of Stock Certificates. As promptly as practicable after the conversion of this Note, the Company at its expense will issue and deliver to the Noteholder of this Note a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion.

5.3 Mechanics and Effect of Conversion. No fractional shares of Common Stock shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to the Noteholder upon the conversion of this Note, the Company shall pay to the Noteholder the amount of outstanding principal that is not so converted, such payment to be in the form as provided below. Upon the conversion of this Note pursuant to Section 5.1 above, the Noteholder shall surrender this Note, duly endorsed, at the principal office of the Company. At its expense, the Company shall, as soon as practicable after the notice period, issue and deliver to such Noteholder at such principal office a certificate or certificates for the number of shares of such Common Stock to which the Noteholder shall be entitled upon such conversion (bearing such legends as are required hereby and by applicable state and federal securities laws in the opinion of counsel to the Company), together with any other securities and property to which the Noteholder is entitled upon such conversion under the terms of this Note, including a check payable to the Noteholder for any cash amounts payable as described above. Upon conversion of this Note and irrespective of whether the Noteholder complies with its obligation under this paragraph to surrender the endorsed Note to the Company, the Company shall be forever released from all its obligations and liabilities under this Note, except that the Company shall be obligated to pay the Noteholder, within thirty (30) days after the date of such conversion, any interest accrued and unpaid to and including the date of such conversion, and no more.

5.4 Conversion Price Adjustments.

5.4.1 Shares Issued for Less Than Conversion Price. If at any time or from time to time prior to the Maturity Date, the Company sells any Common Stock or any indebtedness, bonds, debentures, notes, preferred stock or similar equity securities which are convertible into or exercisable for Common Stock at a price less than the Conversion Price, the Conversion Price shall thereupon be reduced to such lesser price. Notwithstanding anything to the contrary herein, the provisions of this Section 5.4 shall not apply to any such securities issued or to be issued pursuant to (i) securities issued to employees, consultants, officers or directors of the Company pursuant to any stock option, stock purchase or stock bonus plan, agreement or arrangement approved by the Board of Directors; (ii) securities issued pursuant to the acquisition of another business entity or business segment of any such entity by the Company by merger, purchase of substantially all of the assets or other reorganization whereby the Company will own more than fifty (50%) of the voting power of such business segment of any such entity; (iii) securities issued to vendors or customers or to other persons in similar commercial situations with the Company if such issuance is approved by the Board of Directors; (iv) securities issued in corporate partnering transactions on terms approved by the Board of Directors; (v) securities issued in accordance with the terms of any of the Company’s preferred stock or warrants outstanding on the date hereof, if any; and (vi) borrowings, direct or indirect, from financial institutions regularly engaged in the business of lending money, whether or not presently authorized with an equity component which is not a major component of such borrowing. Notwithstanding anything to the contrary herein, the provisions of this Section 5.4 shall not apply to the first $100,000 in proceeds received by the Company from the sale of any Common Stock or any securities convertible into or exercisable for Common Stock or similar equity securities sold in any successive 180-day period beginning on the date of this Note and continuing through the Maturity Date. For example, to demonstrate the operation of the preceding sentence, the Company may sell such equity securities and receive $100,000 in the first 180-day period after the date of this Note, and after the expiration of the first 180-day period may sell another $100,000 in such securities during the succeeding 180-day period and the $200,000 in total proceeds received from the sales in both such transactions shall not apply to and shall be exempt from the operation of this Section 5.4.

5.5 Adjustments for Stock Splits and Subdivisions. In the event the Company should at any time or from time to time after the date of issuance hereof fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of this Note shall be appropriately decreased so that the number of shares of Common Stock issuable upon conversion of this Note shall be increased in proportion to such increase of outstanding shares.

5.6 Adjustment for Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for this Note shall be appropriately increased so that the number of shares of Common Stock issuable on conversion hereof shall be decreased in proportion to such decrease in outstanding shares.

6.  Subordination. The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all of the Company’s Senior Indebtedness, as hereinafter defined; provided, however, that the maximum aggregate amount of the Company’s Senior Indebtedness to which the indebtedness evidenced by this Note shall be subordinated shall not exceed One Million Dollars ($1,000,000). The Company may, however, in its sole and absolute discretion, incur and/or have outstanding from time to time Senior Indebtedness in excess of the amount stated in the immediately preceding sentence, and the existence of such Senior Indebtedness shall not diminish in any way the subordination of the indebtedness evidenced by this Note.

As used in this Note, the term “Senior Indebtedness” shall mean the principal of and unpaid accrued interest on: (a) all indebtedness of the Company to banks, insurance companies or other financial institutions regularly engaged in the business of lending money, which is for money borrowed by the Company (whether or not secured and whether or not existing as of the date of this Note or hereafter incurred); (b) the 15% Unsecured Promissory Note in the original principal amount of $750,000 issued by the Company on December 11, 2002, as amended (the “15% Unsecured Note”); and (c) any such indebtedness issued in exchange for such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor.

If there should occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization or arrangement with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation or any other marshalling of the assets and liabilities of the Company, or if this Note shall be declared due and payable upon the occurrence of an event of default with respect to any Senior Indebtedness, then (a) no amount shall be paid by the Company in respect of the principal of or interest on this Note at the time outstanding, unless and until the principal and interest on the Senior Indebtedness then outstanding shall be paid in full; and (b) no claim or proof of claim shall be filed with the Company by or on behalf of the Noteholder that shall assert any right to receive any payments in respect of the principal of and interest on this Note, except subject to the payment in full of the principal of and interest on all of the Senior Indebtedness then outstanding. If there occurs an event of default that has been declared in writing with respect to any Senior Indebtedness, or in the instrument under which any Senior Indebtedness is outstanding, permitting the holder of such Senior Indebtedness to accelerate the maturity thereof, then, unless and until such event of default shall have been cured and waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full, no payment shall be made in respect of the principal of or interest on this Note, unless within three (3) months after the happening of such event of default, the maturity of such Senior Indebtedness shall not have been accelerated.

Subject to the rights, if any, of the holders of Senior Indebtedness under this Section 6 to receive cash, securities and other properties otherwise payable or deliverable to the Noteholder, nothing contained in this Section 6 shall impair, as between the Company and the Noteholder, the obligation of the Company, subject to the terms and conditions hereof, to pay to the Noteholder the principal hereof and interest hereon as and when the same become due and payable, or shall prevent the Noteholder, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law.

Subject to the payment in full of all Senior Indebtedness and until this Note shall be paid in full, the Noteholder shall be subrogated to the rights of the holders of Senior Indebtedness (to the extent of payments or distributions previously made to such holders of Senior Indebtedness pursuant to the provisions of this Section 6) to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness. No such payments or distributions applicable to the Senior Indebtedness shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and the Noteholder, be deemed to be a payment by the Company to or on account of this Note; and for the purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness to which the Noteholder would be entitled except for the provisions of this Section 6 shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and the Noteholder, be deemed to be a payment by the Company to or on account of the Senior Indebtedness.

By its acceptance of this Note, the Noteholder agrees to execute and deliver such documents as may be requested from time to time by the Company or the lender of any Senior Indebtedness in order to implement the foregoing provisions of this Section 6.

7.  Replacement. If this Note becomes worn, defaced or mutilated but is still substantially intact and recognizable, the Company or its agent may issue a new Note in lieu hereof upon its surrender. Where the Noteholder claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue a new Note of like tenor in place of the original Note if the Noteholder so requests by written notice to the Company together with an affidavit of the Noteholder setting forth the facts concerning such loss, destruction or wrongful taking and such other information in such form with such proof or verification as the Company may request. The Company in addition may require, at its sole discretion, indemnification and/or an indemnity bond in such amount and issued by such surety as the Company deems satisfactory.

8.  Attorneys Fees. If the indebtedness represented by this Note or any part thereof is collected in bankruptcy, receivership or other judicial proceedings or if this Note is placed in the hands of attorneys for collection after default, the Company agrees to pay, in addition to the principal and interest payable hereunder, reasonable attorneys’ fees and costs incurred by the Noteholder.

9.  Notice. Any notice, demand, consent or other communication hereunder shall be in writing addressed to the Company at its principal office or, in the case of Noteholder, at Noteholder’s address appearing above, or to such other address as such party shall have theretofore furnished by like notice, and either served personally, sent by express, registered or certified first class mail, postage prepaid, sent by facsimile transmission, or delivered by reputable commercial courier. Such notice shall be deemed given (a) when so personally delivered, or (b) if mailed as aforesaid, five (5) days after the same shall have been posted, or (c) if sent by facsimile transmission, as soon as the sender receives written or telephonic confirmation that the message has been received and such facsimile is followed the same day by mailing by prepaid first class mail, or (d) if delivered by commercial courier, upon receipt.

10.  Waiver. The Company hereby waives present, demand for performance, notice of non-performance, protest, notice of protest and notice of dishonor. No delay on the part of Noteholder in exercising any right hereunder shall operate as a waiver of such right or any other right.

11.  Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between residents of such state entered into and to be performed entirely within such state.

12.  Severability. Each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

13.  Royalty. Noteholders acquiring Notes on or after October 26, 2005 shall be entitled to receive a royalty (“Royalty”) equal to (i) the principal of this Note divided by (ii) $500,000 (the aggregate principal of the additional Notes sold concurrently herewith) (the “Additional Notes”) multiplied by (iii) Twenty Dollars ($20.00) for each MedeViewer sold during calendar years 2006, 2007 and 2008. The Royalty shall be paid quarterly to holders of the Additional Notes in lieu of warrants referenced in Section 4.

IN WITNESS WHEREOF, the undersigned Company has executed this Note and has affixed hereto its corporate seal.

E.DIGITAL CORPORATION,
a Delaware corporation

Date:	By:
Robert Putnam
Vice President and Secretary